UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

    Information to be included in statements filed pursuant to Rules 13d-1(b)
         and (c) and amendments thereto filed pursuant to Rule 13d-2(b)
                               (Amendment No. 5)*


                             TOMPKINS TRUSTCO, INC.
--------------------------------------------------------------------------------
(Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
(Title of Class of Securities)

                                   890110 10 9
                                 --------------
                                 (CUSIP Number)



         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                    -------------------------
CUSIP No.                           13G                    Page 2 of 5 Pages
890110 10 9
-------------------                                    -------------------------


--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        I.R.S IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Tompkins Trust Company                       EIN: 15-0470650
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  [ ]       (b)  [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
--------------------------------------------------------------------------------
         NUMBER OF             5.      SOLE VOTING POWER
          SHARES                       0
       BENEFICIALLY            -------------------------------------------------
       OWNED BY EACH           6.      SHARED VOTING POWER
        REPORTING                      1,454,974
          PERSON               -------------------------------------------------
           WITH                7.      SOLE DISPOSITIVE POWER
                                       0
                               -------------------------------------------------
                               8.      SHARED DISPOSITIVE POWER
                                       1,454,974
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   1,454,974
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)           [ ]
        EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        16.22%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        BK
--------------------------------------------------------------------------------

                               * SEE INSTRUCTIONS

                                                               Page 3 of 5 Pages


Item 1(a).     Name of Issuer:
               --------------

                           Tompkins Trustco, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:
               -----------------------------------------------

                           The Commons, P.O. Box 460
                           Ithaca, NY 14851

Item 2(a).     Name of Person Filing:
               ---------------------

                           Tompkins Trust Company

Item 2(b).     Address of Principal Business Office, or, if None, Residence:
               ------------------------------------------------------------

                           Tompkins Trust Company
                           P.O. Box 460
                           Ithaca, NY 14851

Item 2(c).     Citizenship:
               -----------

                           United States

Item 2(d).     Title of Class of Securities:
               ----------------------------

                           Common Stock, par value $.10 par value

Item 2(e).     CUSIP Number:
               ------------

                           890110 10 9

Item 3.        If this statement is filed pursuant to Rules 13d-1(b) or
               --------------------------------------------------------
               13d-2(b), check whether the person filing is a:
               ----------------------------------------------

                           [X] Bank as defined in Section 3(a)(6) of the Act.

Item 4(a).     Amount Beneficially Owned:
               -------------------------

                           1,454,974

Item 4(b).     Percent of Class:
               ----------------

                           16.22%

                                                               Page 4 of 5 Pages


Item 4(c).     Number of shares as to which such person has:
               --------------------------------------------

                          (i)    Sole power to vote or to direct the vote:
                                 ----------------------------------------

                                 0

                          (ii)   Shared power to vote or to direct the vote:
                                 ------------------------------------------

                                 1,454,974

                          (iii)  Sole power to dispose or to direct the
                                 --------------------------------------
                                 disposition of:
                                 --------------

                                 0

                          (iv)   Shared power to dispose or to direct the
                                 ----------------------------------------
                                 disposition of:
                                 --------------

                                 1,454,974

Item 5.        Ownership of Five Percent of Less of a Class:
               --------------------------------------------

                           Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:
               ---------------------------------------------------------------

                           Not applicable.

Item 7.        Identification and Classification of the Subsidiary Which
               ---------------------------------------------------------
               Acquired the Security Being Reported on by the Parent Holding
               -------------------------------------------------------------
               Company:
               -------

                           Not applicable.

Item 8.        Identification and Classification of Members of the Group:
               ---------------------------------------------------------

                           Not applicable.

Item 9.        Notice of Dissolution of Group:
               ------------------------------

                           Not applicable.

                                                               Page 5 of 5 Pages


Item 10.       Certification:
               -------------

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



02/07/06
--------
Date



/s/ JAMES J. BYRNES
-------------------
Signature



James J. Byrnes / Chairman of the Board
---------------------------------------
Name/Title